Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2007 RESULTS
Port Washington, New York — February 27, 2008 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the quarter and year ended December 31, 2007.
Highlights
•	Net income applicable to common shareholders for the quarter ended December 31, 2007 increased 41% to $3.6 million ($0.08 per share) from $2.5 million ($0.07 per share) for the fourth quarter of 2006.
•	Net income applicable to common shareholders for the year ended December 31, 2007 increased 89% to $14.1 million ($0.32 per share) from $7.5 million ($0.23 per share) for the comparable period of 2006.
•	Funds From Operations (“FFO”) increased 33% to $15.6 million ($0.34 per share/OP unit) for the quarter ended December 31, 2007 compared to $11.7 million ($0.30 per share/OP unit) for the comparable period in 2006. FFO increased 34% to $56.2 million ($1.22 per share/OP unit) for the year ended December 31, 2007, compared to $42.0 million ($1.21 per share/OP unit) for the comparable period of 2006.
•	Net cash flows provided by operating activities increased 28% to $51.5 million for the year ended December 31, 2007 compared to $40.3 million for 2006.
•	Total assets increased 27% to $1.59 billion as of December 31, 2007 from $1.25 billion as of December 31, 2006.
•	Occupancy for the Company’s stabilized portfolio at December 31, 2007 was approximately 96%, while total portfolio occupancy, including development and redevelopment properties, was approximately 92%.
•	Lease renewals reflected an average increase in base rents of 8.9% in the fourth quarter of 2007 and 7.6% for the full year 2007; same property NOI increased by 4.0% in the fourth quarter and 3.4% for the full year as compared to the same periods in 2006, including the lease termination described below.

Leo Ullman, Cedar’s CEO, stated, “Our fourth quarter and full year 2007 results indicate that we continue effectively to execute our business plan. It is also important to note that, while we have shown strong growth in most every metric for the quarter and year, we have been nevertheless very conservative in our approach to our portfolio, to our development and redevelopment properties and to our finances. Accordingly, whether it is our occupancy levels, our strong supermarket operators with long-term leases, our minimal exposure to fashion, luxury, home furnishings and similar potentially challenged tenancies, our acquisition of development sites only when we have anchor tenant commitments, our placement of attractive fixed-rate debt or the availability of funds under our credit facilities, they all evidence our risk-averse, conservative approach to our business. In the current uncertain market environment, we will, as always, pursue a disciplined approach to, and focus on, adding to shareholder value.”
Financial and Operating Results
Total revenues for the quarter ended December 31, 2007 increased 27% to $43.0 million from $33.9 million for the fourth quarter ended December 31, 2006. Net income applicable to common shareholders increased 41% to $3.6 million, or $0.08 per share, as compared to $2.5 million, or $0.07 per share, for the quarter ended December 31, 2006. Revenues, net income and FFO for the fourth quarter of 2007 include $1.1 million, or $0.02 per share/OP Unit, relating to a lease termination. The Company expects to re-lease the vacated premises to a new tenant on more favorable terms.
FFO increased 33% to $15.6 million, or $0.34 per share/OP unit for the quarter ended December 31, 2007, as compared to $11.7 million, or $0.30 per share/OP unit for the quarter ended December 31, 2006. Net income and FFO for the fourth quarter of this year reflect minimal negative impact from the contribution of the nine properties to a joint venture with Homburg Invest that the Company closed late in the quarter, and reflect the inclusion of the above-mentioned income from the lease termination. A reconciliation of net income applicable to common shareholders to FFO is contained in the table accompanying this release.
Net cash flows provided by operating activities increased 28% to $51.5 million for the year ended December 31, 2007 as compared to $40.3 million for the corresponding period of 2006.
Total revenues for the year ended December 31, 2007 increased 22% to $152.9 million from $125.0 million for the year ended December 31, 2006. Net income applicable to common shareholders increased 89% to $14.1 million, or $0.32 per share, as compared to $7.5 million, or $0.23 per share, for the year ended December 31, 2006. FFO increased 34% to $56.2 million, or $1.22 per share/OP unit, as compared to $42.0 million, or $1.21 per share/OP unit, for the year ended December 31, 2006. Net income and FFO for full year 2007 include (i) the previously reported one-time charge of approximately $1.5 million or $0.03 per common share/OP unit for the retirement of the Company’s former Chief Financial Officer and for the hiring of a new CFO, and (ii) the above-described credit of $1.1 million, or $0.02 per share/OP unit from the lease termination.

Same Property Results
The Company owned 92 properties throughout both the fourth quarters of 2007 and 2006, excluding one property (in Michigan), classified as held for sale. Same property net operating income increased 4.0% to $26.3 million in the fourth quarter of 2007 as compared to $25.3 million in the comparable period of the prior year. The improvement in same property results reflects increases in base rents and expense recoveries, the lease termination described above, and a reduced allowance for doubtful accounts, offset by slightly higher real estate and other property-related taxes.
Balance Sheet and Capital Position
Total assets increased 27% to $1.59 billion at December 31, 2007 from $1.25 billion at December 31, 2006. The Company had total debt outstanding of $851.5 million at December 31, 2007 as compared to $823.9 million at September 30, 2007 and had $108.8 million available under its secured revolving credit facility. At December 31, 2007, the Company’s fixed rate debt was approximately 77% of its total indebtedness.
The Company has a development portfolio of between $300 and $400 million that it expects to begin to put into service over the next 18 to 24 months. It expects to fund these activities with borrowings under its existing revolving credit facility, its recently committed secured revolving line of credit for construction/development projects (see below), borrowings under property-specific construction financing arrangements, excess proceeds from refinancing of certain fixed-rate loans as they come due, and sales proceeds and/or funds from joint venture arrangements.
The Company in February 2008 obtained a commitment in principle for a $150 million master revolving construction facility with a major bank, subject to normal documentation and lender due diligence conditions. The Company expects to use this facility to fund a significant amount of its development activities in 2008 and subsequent years. On January 2, 2008, as previously reported, the Company completed the refinancing of an $8.9 million mortgage loan at 7.39% due in April 2008 on a center in Lancaster, Pennsylvania, with a $21.5 million 10-year fixed-rate first mortgage at 5.95%, and used the excess funds to reduce the outstanding balance on its secured revolving credit facility. On January 30, 2008, the Company completed a refinancing of the L.A. Fitness facility property in Fort Washington, Pennsylvania, with a five-year loan in the amount of $6.0 million at 175 basis points over 30-day LIBOR (replacing $4.8 million at 275 basis points over 30-day LIBOR); the Company entered into an interest rate “swap” on February 5, 2008, fixing the rate at 5.40%.
Larry Kreider, Cedar’s Chief Financial Officer, noted, “The new construction commitment which we have arranged, coupled with the refinancing activity we have completed to date, as well as other existing resources we have on-hand, provide the capital to execute our development and redevelopment plans. We believe our financial strength and prudent approach along with the financial strength of our tenants, place the Company in a strong position in the current economic environment.”

Leasing Activity
In the fourth quarter of 2007, the Company signed 32 renewal leases aggregating approximately 106,000 sq. ft. with an average increase in base rents of 8.9%, and 7 new leases aggregating approximately 20,000 sq. ft. with an average base rent of $12.49 per sq. ft. For the year ended December 31, 2007, the Company signed 141 renewal leases aggregating approximately 505,000 sq. ft. with an average increase in base rents of 7.6%, and signed 50 new leases aggregating approximately 170,000 sq. ft. with an average base rent of $16.46 per sq. ft.
Fourth Quarter Acquisitions
On October 5, 2007, the Company closed on the purchase of the sixth WP Realty property, a 168,000 sq. ft. shopping center located in New Bedford, Massachusetts. The purchase price for the property was approximately $12.1 million, including closing costs, which the Company financed by (1) assuming an approximate $8.1 million existing first mortgage loan bearing interest at 6.0% per annum and maturing in 2014, and (2) funding approximately $4.0 million from its secured revolving credit facility.
On November 6, 2007, the Company acquired the Price Chopper Plaza shopping center in Webster, Massachusetts, an approximate 102,000 sq. ft. supermarket-anchored shopping center, for a purchase price of approximately $17.8 million, including closing costs. The acquisition cost was funded from the Company’s secured revolving credit facility.
On December 3, 2007, the Company acquired two shopping center properties, located in Bridgeton, New Jersey and Gardner, Massachusetts, having a total of approximately 314,000 sq. ft. of GLA. The combined purchase price for the two properties was approximately $32.0 million, including closing costs, which the Company financed by (1) assuming approximately $14.6 million of existing first mortgage loans bearing interest at an average rate of 5.9% per annum and maturing in 2012 and 2014, and (2) funding the balance from its secured revolving credit facility.
On December 20, 2007, the Company acquired two convenience centers, located in Canton, Ohio and Enon, Ohio, having a total of approximately 77,000 sq. ft. of GLA. The combined purchase price for the two properties was approximately $8.5 million, including closing costs, which the Company funded from its secured revolving credit facility.
Joint Venture Activities
As previously announced, on December 6, 2007, the Company closed on the contribution of nine supermarket-anchored shopping centers to joint venture entities owned 20% by Cedar and 80% by Homburg Invest Inc., an international real estate company listed on the Toronto and Euronext (Amsterdam) Stock Exchanges. The nine properties were valued in the aggregate at $169.5 million, representing an approximate 7% cap rate on a cash (non-GAAP) basis, subject to approximately $106.0 million of first mortgage financing. The 80% interests were acquired for $53.2 million including closing costs and preliminary adjustments and paid to Cedar in cash.

Financial Guidance
The Company reiterated that for the full year 2008 it expects to report FFO of $1.22 to $1.26 per share/OP Unit. The Company’s guidance excludes any impact on FFO from new or future development / redevelopment activities, any new acquisitions, dispositions, or from new joint venture arrangements of existing properties. The guidance anticipates throughout 2008 continuing stability in its tenant base, same store revenue growth of 1.4%, no significant change in the number of shares of common stock outstanding, an average 30-day LIBOR rate of 5.4%, and a net charge to FFO of $0.05 per share/OP Unit from the Homburg Invest Inc. joint venture.
Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended December 31, 2007, and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-K
Interested parties are urged to review the Form 10-K to be filed with the Securities and Exchange Commission for the year ended December 31, 2007, when available, for further details.
Investor Conference Call
The Company will host a conference call on Thursday, February 28, 2008, at 10:00 AM (EST) to discuss the third quarter results. The U.S. dial-in number to call for this teleconference is (888) 221-3881. The international dial-in number is (913) 312-0688. A replay of the conference call will be available from 1:00 PM (EST) on February 28 through midnight (EST) on March 13, 2008 by using U.S. dial-in number (888) 203-1112 and entering the passcode 6382247 (international callers may use dial-in number (719) 457-0820 and use the same passcode indicated for U.S. callers). The webcast of the conference call will be available on the Company’s website at www.cedarshoppingcenters.com and will remain on the website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers in nine Mid-Atlantic and New England states. The Company has realized significant growth in assets and has completed a number of developments and redevelopments of retail properties since its public offering in October 2003. The Company presently owns and operates 119 properties aggregating 12.1 million square feet of gross leasable area. The Company also owns a substantial pipeline of development properties as well as approximately 213 acres in primarily unimproved development parcels.

Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.

Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three months and full year ended December 31, 2007 and 2006:

	Three months ended December 31,		Year ended December 31,

	2007	2006	2007	2006

Net income applicable to common shareholders	$3,591,000	$2,539,000	$14,092,000	$7,458,000
Add (deduct):
Real estate depreciation and amortization	12,173,000	9,178,000	41,918,000	34,741,000
Limited partners’ interest	159,000	131,000	633,000	393,000
Minority interests in consolidated joint ventures	387,000	259,000	1,415,000	1,202,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(774,000)	(396,000)	(2,139,000)	(1,746,000)
Equity income of unconsolidated joint ventures	(171,000)	(110,000)	(634,000)	(70,000)
Gain on sale of interest in unconsolidated joint venture	—	—	—	(141,000)
FFO from unconsolidated joint ventures	204,000	122,000	905,000	117,000

Funds from operations	$15,569,000	$11,723,000	$56,190,000	$41,954,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.34	$0.30	$1.22	$1.21

Diluted	$0.34	$0.30	$1.22	$1.21

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,234,000	36,723,000	44,193,000	32,926,000
Additional shares assuming conversion of OP Units (basic)	1,989,000	1,924,000	1,985,000	1,737,000

Shares used in determination of basic FFO per share	46,223,000	38,647,000	46,178,000	34,663,000

Shares used in determination of diluted earnings per share	44,236,000	36,729,000	44,197,000	33,055,000
Additional shares assuming conversion of OP Units (diluted)	1,989,000	1,940,000	1,990,000	1,747,000

Shares used in determination of diluted FFO per share	46,225,000	38,669,000	46,187,000	34,802,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	December 31,
	2007	2006
Assets
Real estate:
Land	$313,156,000	$248,108,000
Buildings and improvements	1,272,405,000	982,294,000

	1,585,561,000	1,230,402,000

Less accumulated depreciation	(103,135,000)	(64,458,000)

Real estate, net	1,482,426,000	1,165,944,000

Property and related assets held for sale, net of accumulated depreciation	12,135,000	11,493,000
Investment in unconsolidated joint venture	3,757,000	3,644,000

Cash and cash equivalents	20,307,000	17,885,000
Restricted cash	17,839,000	11,507,000
Rents and other receivables, net	7,640,000	4,187,000
Straight-line rents receivable	11,242,000	7,870,000
Other assets	9,778,000	6,921,000
Deferred charges, net	29,860,000	22,268,000

Total assets	$1,594,984,000	$1,251,719,000

Liabilities and shareholders’ equity
Mortgage loans payable	$661,074,000	$499,603,000
Secured revolving credit facility	190,440,000	68,470,000
Accounts payable, accrued expenses, and other	26,068,000	17,435,000
Unamortized intangible lease liabilities	71,157,000	53,160,000

Total liabilities	948,739,000	638,668,000

Minority interests in consolidated joint ventures	62,402,000	9,132,000
Limited partners’ interest in Operating Partnership	25,689,000	25,969,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 and 5,000,000 shares, respectively, authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 and 50,000,000 shares, respectively, authorized, 44,238,000 and 43,773,000 shares, respectively, issued and outstanding)	2,654,000	2,626,000
Treasury stock (616,000 and 502,000 shares, respectively, at cost)	(8,192,000)	(6,378,000)
Additional paid-in capital	572,392,000	564,637,000
Cumulative distributions in excess of net income	(97,514,000)	(71,831,000)
Accumulated other comprehensive income	64,000	146,000

Total shareholders’ equity	558,154,000	577,950,000

Total liabilities and shareholders’ equity	$1,594,984,000	$1,251,719,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
	(unaudited)
Revenues:
Rents	$33,772,000	$27,966,000	$122,258,000	$101,826,000
Expense recoveries	8,067,000	5,791,000	28,889,000	22,361,000
Other	1,207,000	94,000	1,775,000	833,000

Total revenues	43,046,000	33,851,000	152,922,000	125,020,000

Expenses:
Operating, maintenance and management	6,547,000	5,593,000	24,864,000	22,259,000
Real estate and other property-related taxes	4,842,000	3,339,000	15,770,000	12,558,000
General and administrative	1,976,000	1,866,000	9,041,000	6,086,000
Depreciation and amortization	12,354,000	9,144,000	42,050,000	34,572,000

Total expenses	25,719,000	19,942,000	91,725,000	75,475,000

Operating income	17,327,000	13,909,000	61,197,000	49,545,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(12,006,000)	(9,567,000)	(39,529,000)	(34,225,000)
Interest income	208,000	249,000	788,000	641,000
Equity in income of unconsolidated joint ventures	171,000	110,000	634,000	70,000
Gain on sale of interest in unconsolidated joint venture	—	—	—	141,000

Total non-operating income and expense	(11,627,000)	(9,208,000)	(38,107,000)	(33,373,000)

Income before minority and limited partners’ interests and discontinued operations	5,700,000	4,701,000	23,090,000	16,172,000
Minority interests in consolidated joint ventures	(387,000)	(259,000)	(1,415,000)	(1,202,000)
Limited partners’ interest in Operating Partnership	(143,000)	(121,000)	(593,000)	(355,000)

Income from continuing operations	5,170,000	4,321,000	21,082,000	14,615,000
Discontinued operations, net of limited partners’ interest	391,000	188,000	887,000	720,000

Net income	5,561,000	4,509,000	21,969,000	15,335,000
Preferred distribution requirements	(1,970,000)	(1,970,000)	(7,877,000)	(7,877,000)

Net income applicable to common shareholders	$3,591,000	$2,539,000	$14,092,000	$7,458,000

Per common share (basic):
Income from continuing operations, net of preferred distribution requirements	$0.07	$0.06	$0.30	$0.21
Discontinued operations, net of limited partners’ interest	0.01	0.01	0.02	0.02

Net income applicable to common shareholders	$0.08	$0.07	$0.32	$0.23

Per common share (diluted):
Income from continuing operations, net of preferred distribution requirements	$0.07	$0.06	$0.30	$0.21
Discontinued operations, net of limited partners’ interest	0.01	0.01	0.02	0.02

Net income applicable to common shareholders	$0.08	$0.07	$0.32	$0.23

Dividends to common shareholders	$9,952,000	$8,013,000	$39,775,000	$29,333,000

Per common share	$0.225	$0.225	$0.90	$0.90

Weighted average number of common shares outstanding:
Basic	44,234,000	36,723,000	44,193,000	32,926,000

Diluted	44,236,000	36,729,000	44,197,000	33,055,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows

	Years ended December 31,
	2007	2006	2005
Cash flow from operating activities:
Net income	$21,969,000	$15,335,000	$13,213,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	352,000	110,000	58,000
Equity in income of unconsolidated joint ventures	(634,000)	(70,000)	—
Distributions from unconsolidated joint venture	529,000	44,000	—
Gain on sale of interest in unconsolidated joint venture	—	(141,000)	—
Limited partners’ interest in Operating Partnership	633,000	393,000	299,000
Straight-line rents receivable	(3,451,000)	(3,285,000)	(2,318,000)
Depreciation and amortization	42,160,000	34,883,000	20,606,000
Amortization of intangible lease liabilities	(10,892,000)	(10,298,000)	(4,129,000)
Amortization relating to stock-based compensation	1,306,000	729,000	262,000
Amortization of deferred financing costs	1,233,000	1,448,000	1,071,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	(936,000)	520,000	(192,000)
Rents and other receivables, net	(2,548,000)	(3,000)	(2,292,000)
Other	(4,265,000)	(2,654,000)	(4,110,000)
Accounts payable and accrued expenses	6,048,000	3,275,000	2,866,000

Net cash provided by operating activities	51,504,000	40,286,000	25,334,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(187,497,000)	(186,721,000)	(322,857,000)
Investment in unconsolidated joint ventures	(8,000)	(1,949,000)	—
Proceeds from sale of interest in unconsolidated joint venture	—	1,466,000	—
Construction escrows and other	(4,927,000)	(2,901,000)	(368,000)

Net cash (used in) investing activities	(192,432,000)	(190,105,000)	(323,225,000)

Cash flow from financing activities:
Net advances (repayments) from line of credit	121,970,000	(79,010,000)	79,280,000
Proceeds from sales of preferred and common stock	3,910,000	207,928,000	168,477,000
Proceeds from mortgage financings	34,493,000	118,869,000	91,350,000
Mortgage repayments	(16,177,000)	(47,558,000)	(8,896,000)
Contributions from minority interest partners, net of joint venture cash at date of formation	51,781,000	—	962,000
Distributions in excess of earnings from consolidated joint venture minority interests	—	(176,000)	(676,000)
Distributions to limited partners	(1,788,000)	(1,525,000)	(809,000)
Preferred distribution requirements	(7,877,000)	(7,877,000)	(7,211,000)
Distributions to common shareholders	(39,775,000)	(29,333,000)	(20,844,000)
Payment of deferred financing costs	(3,187,000)	(2,215,000)	(3,598,000)

Net cash provided by financing activities	143,350,000	159,103,000	298,035,000

Net increase in cash and cash equivalents	2,422,000	9,284,000	144,000
Cash and cash equivalents at beginning of period	17,885,000	8,601,000	8,457,000

Cash and cash equivalents at end of period	$20,307,000	$17,885,000	$8,601,000